                                                                    EXHIBIT 12.1

                 PG&E GAS TRANSMISSION NORTHWEST CORPORATION
               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in Millions)


                                                                 Years Ended December 31,
                                                ------------------------------------------------------------
   Ratio of Earnings to Fixed Charges             1997        1996          1995        1994          1993
----------------------------------------        --------    --------      --------    --------      --------
Earnings:
      Income from continuing operations         $ 42.1       $ 43.5       $ 51.6       $ 47.7       $  6.3
 Adjustments:
      Income taxes                                24.8         28.8         31.3         30.0        (12.2)
      Fixed charges (as below)                    46.7         46.3         48.2         47.4         27.2
                                                ------      -------       ------       ------       ------
          Total adjusted earnings               $113.6       $118.6       $131.1       $125.1       $ 21.3
                                                ======      =======       ======       ======       ======
Fixed charges:    (a)
      Net interest expense                      $ 46.0       $ 45.7       $ 46.3       $ 45.6       $ 11.7
Adjustments:
      Interest component of rents                  0.4          0.3          0.7          0.9          0.8
      AFUDC debt                                   0.3          0.3          1.2          0.9         14.7
                                                ------       ------       ------       ------       ------
          Total fixed charges                   $ 46.7       $ 46.3       $ 48.2       $ 47.4       $ 27.2
                                                ======       ======       ======       ======       ======
Ratio of earnings to fixed charges                 2.4          2.6          2.7          2.6          0.8
                                                ======       ======       ======       ======       ======
Deficiency of earnings
to cover fixed charges                             N/A          N/A          N/A          N/A        ($5.9)
                                                ======       ======       ======       ======       ======


                                                                 Year Ended December 31,
                                                -----------------------------------------------------------
Ratio of Earnings Before Net Gas
Supply Restructuring (GSR) Costs to
Fixed Charges                                                                                         1993
                                                                                                    ------
     Total adjusted earnings, as above                                                              $ 21.3
     GSR costs, net of GSR recoveries                                                                 51.0
                                                                                                    ------
Total adjusted earnings before net GSR
costs                                                                                               $ 72.3
                                                                                                    ======
Total fixed charges, as above                                                                       $ 27.2
                                                                                                    ======
Ratio of earnings before net
 GSR costs to fixed charges                                                                            2.7
                                                                                                    ======

(a) There were no shares of preferred stock issued or outstanding during any of the five years ended December 31, 1997, and therefore there were no fixed charges related to preferred stock during these periods.